Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information as of and for the twelve months ended September 30, 2013 has been derived through the application of pro forma adjustments related to our previously announced USG Boral Joint Venture transaction and our private offering of $350 million aggregate principal amount of senior notes announced on October 28, 2013 to our consolidated balance sheet as of September 30, 2013 and our consolidated results of operations for the twelve-month period ended September 30, 2013. The unaudited pro forma condensed consolidated balance sheet data as of September 30, 2013 gives effect to the proposed USG Boral Joint Venture transaction as if it had occurred on that date. The unaudited pro forma condensed consolidated statement of operations for the twelve-month period ended September 30, 2013 gives effect to the proposed USG Boral Joint Venture transaction as if it had occurred on October 1, 2012.

Boral Gypsum Asia Sdn Bhd (the “Boral Asia Business”) and Boral Australian Gypsum Limited (the “Boral Australia Business” and together with the Boral Asia Business, the “Boral Business”) are only required to prepare audited annual and unaudited semi-annual financial statements. Therefore, financial information concerning the Boral Business was not available to us for the purpose of presenting pro forma financial data other than as of and for the twelve-month period ended June 30, 2013, its fiscal year end. Therefore, all pro forma condensed balance sheet information is based on September 30, 2013 balances for USG entities and June 30, 2013 balances for the Boral Business, and the pro forma condensed consolidated statement of operations is based on the operations of USG entities for the twelve-month period ended September 30, 2013 and the Boral Business’ operations for the year ended June 30, 2013.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial statements are presented for information purposes only and do not purport to represent what our actual consolidated results of operations or consolidated financial condition would have been had the USG Boral Joint Venture transaction actually occurred on the dates indicated, nor do they purport to project our future consolidated results of operations or consolidated financial condition for any future period or as of any future date. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements, including the related notes, in each case, in our annual report on Form 10-K for the fiscal year ended December 31, 2012, and our quarterly report on Form 10-Q for the quarterly period ended September 30, 2013 and the audited financial statements of Boral Gypsum Asia Sdn Bhd and Boral Australian Gypsum Limited attached as Exhibit 99.2 and Exhibit 99.3, respectively, to our current report on Form 8-K dated October 28, 2013. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed consolidated financial statements.

Our investment in the USG Boral Joint Venture (the “Investment”), will be accounted for as an equity method investment in accordance with FASB Accounting Standard Codification Topic 810-10, Investments – Equity Method and Joint Ventures. As a result, the contributed entities will be deconsolidated and our investment in the USG Boral Joint Venture will be recorded at cost in a single line on our balance sheet. Cost will be measured by the cash paid plus the fair value of the contributed entities. However, we have not performed the valuation studies necessary to estimate the fair values of our retained investment in our existing subsidiaries and joint ventures. We have presumed that the fair value of assets and liabilities contributed to the joint ventures by both USG and Boral are equal to their carrying values as of the dates indicated. As such, the unaudited pro forma condensed consolidated financial statements do not reflect a gain or loss upon deconsolidation of our wholly owned subsidiaries or consolidated variable interest entities or any amortization resulting from adjusting the carrying value of the assets and liabilities contributed to the

USG Boral Joint Venture to fair value at the date the Investment is consummated (the “Investment Date”). A final determination of fair values will reflect appraisals prepared by independent third-parties and will be based on the actual tangible and identifiable intangible assets and liabilities that exist as of the Investment Date. These fair values could be materially different than our estimates.

We also have not adjusted the net income of the Boral Business for differences between U.S. GAAP and International Financial Reporting Standards (“IFRS”) for the Boral Australia Business and Malaysian Financial Reporting Standards (“MFRS”) for the Boral Asia Business. We do not believe any of these differences would result in a material difference to our unaudited pro forma condensed consolidated financial statements.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Twelve months ended September 30, 2013

	Actual Twelve Months Ended September 30, 2013	Contributed Entities(j)	Add: Pro Forma Adjustments		Pro Forma Twelve Months Ended September 30, 2013
(unaudited; in millions, except for per share amounts)
Net sales	$3,470	$37	$—		$3,433
Cost of products sold	2,955	31	—		2,924

Gross profit	515	6	—		509

Selling and administrative expenses	309	8	—		301
Restructuring charges	16	—	—		16

Operating profit (loss)	190	(2)	—		192

Interest expense	203	—	23	(e)	226
Interest income	(4)	—	—		(4)
Earnings from equity method investment (USG Boral Joint Venture)	—	—	(25	)(a)(b)	(25)
Other expense (income), net	—	4	—		(4)

(Loss) income from continuing operations before income taxes	(9)	(6)	2		(1)

Income tax expense	4	1	—	(g)	3

(Loss) income from continuing operations	$(13)	$(7)	$2		$(4)

(Loss) income from continuing operations per diluted share(h)	$(0.12)	$(0.06)	$0.02		$(0.04)

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2013

	Actual September 30, 2013	Contributed Entities(j)	Add: Pro Forma Adjustments		Pro Forma September 30, 2013
(unaudited; in millions)
Assets
Cash and cash equivalents	$452	$(22)	$(193	)(c)	$237
Short-term marketable securities	100	—	—		100
Receivables, net	386	(6)	—		380
Inventories	327	(8)	—		319
Other current assets	60	(2)	(3	)(c)	55

Total current assets	1,325	(38)	(196)		1,091

Long-term marketable securities	38	—	—		38
Property, plant and equipment, net	2,085	(77)	—		2,008
Equity method investment in USG Boral Joint Venture	—	98 (c)	556	(a)(c)	654
Other assets	266	(30)	5	(e)	241

Total assets	$3,714	$(47)	$365		$4,032

Liabilities and Stockholders’ Equity
Accounts payable	$271	$(5)	$—		$266
Accrued expenses	234	(4)	—		230
Current portion of long-term debt	63	—	—		63
Other current liabilities	25	(2)	—		23

Total current liabilities	593	(11)	—		582

Long-term debt	2,252	(7)	350	(e)	2,595
Pension and other postretirement benefits	531	—	—		531
Other liabilities	266	(4)	31	(d)(f)	293

Total liabilities	3,642	(22)	381		4,001

Stockholders’ Equity of Parent	46	— (i)	(16	)(a)(d)	30

Noncontrolling interest	26	(25)	—		1

Total liabilities and stockholders’ equity	$3,714	$(47)	$365		$4,032

Footnotes to the unaudited pro forma condensed consolidated financial statements:

(a)	The determination of our investment in the USG Boral Joint Venture assumes that the fair value of the net assets contributed by both parties is equal to the carrying value of those net assets as of the Investment Date; therefore, the pro forma adjustments assume no gain or loss upon the deconsolidation of our wholly owned subsidiaries or consolidated variable interest entities or any adjustment necessary to reflect our investment in our contributed joint ventures at the lesser of their fair value or carrying value.
(b)

In determining the amount of equity method income reflected in the unaudited pro forma condensed consolidated statement of operations, we did not include any adjustments for the differences in accounting under IFRS, or MFRS, versus U.S. GAAP, for our share of the earnings of the Boral Business. Our share of earnings from our wholly owned subsidiaries and joint ventures contributed to the USG Boral Joint Venture transaction was calculated from the most recently available information for those entities, which is for the twelve-month period ended September 30, 2013. Additionally, our share of the earnings of the Boral Business was derived from the most recently available information for the Boral Business, which is for the twelve-month period ended June 30, 2013 as follows (in millions of U.S. dollars):

Boral Business net profit as reported	$55
Earnings attributable to non-controlling interest, net of tax	(7)
Boral Business intercompany financing expenses, net(1)	9

Adjusted net profit(2)	$57

Boral Business earnings attributable to USG	$28.5

Our share of earnings (loss) from our wholly owned subsidiaries and joint ventures contributed to the USG Boral Joint Venture	$(3.5)

Pro forma adjustment of earnings from equity method investment in USG Boral Joint Venture	$25.0

(1)	As provided for in the two share sale and subscription agreements (the “Subscription Agreements”) that we entered into with Boral Limited in connection with the USG Boral Joint Venture, intercompany loans will be settled or capitalized prior to the Investment Date. As such, financing expenses associated with the intercompany loans will not impact earnings of the USG Boral Joint Venture.
(2)	Net profits of the Boral Asia Business and the Boral Australia Business have been translated at exchange rates of 0.3124 Malaysian Ringgit to U.S. Dollars and 1.0221 Australian Dollars to U.S. Dollars, respectively.

(c)	The adjustment for our investment in the USG Boral Joint Venture includes the following amounts (in millions of U.S. dollars):

Portion of purchase price paid from the notes proceeds	$350
Portion of purchase price paid from cash on hand	150
Earn-out to be paid upon achievement of goals(f)	25
Estimated transaction costs to be incurred upon consummation of the Investment	31

Subtotal	556
Estimated fair value of the Company’s net assets contributed as of the Investment Date(a)	98

Equity method investment—total pro forma adjustment	$654

The measurement of our investment in the USG Boral Joint Venture is at cost, which includes the direct costs associated with the transaction currently estimated to be approximately $31 million.

The pro forma adjustment to cash and cash equivalents consists of the following amounts (in millions of U.S. dollars):

Portion of purchase price paid from cash on hand	$150
Estimated transaction costs to be incurred upon consummation of the Investment	31
Certain taxes and bridge loan commitment fee(d)	10
Fees in connection with the notes issuance(e)	5
Less: Portion of transaction costs paid prior to September 30, 2013(1)	(3)

Cash and cash equivalents—total pro forma adjustment	$193

(1)	As of September 30, 2013, approximately $3 million of the transaction costs had already been paid; therefore, a portion of the pro forma adjustment is a reduction in other current assets and a corresponding increase in our investment in the USG Boral Joint Venture.

(d)

We will incur certain withholding taxes upon consummation of the Investment of approximately $13 million and a bridge loan commitment fee in advance of that date of approximately $3 million. Each of these would be considered one-time costs of the USG Boral Joint Venture transaction that would not be included in the determination of our investment basis in the USG Boral Joint Venture. Due to their non-recurring nature, we have not included these costs in our unaudited pro forma condensed consolidated statement of operations. However, these costs are included as adjustments on our unaudited pro forma condensed consolidated balance sheet to reduce cash by $10 million, increase other liabilities by $6 million and reduce retained earnings by $16 million.

(e)	The pro forma adjustments include an estimate of interest expense using an assumed coupon rate. In addition, we expect to incur approximately $5 million of fees in connection with the issuance of the notes. These fees will be deferred and amortized on a straight-line basis over the term of the notes and, as such, are included as an adjustment to other assets on our unaudited pro forma condensed consolidated balance sheet with the related financing fee amortization included in the pro forma interest expense adjustment on our unaudited pro forma condensed consolidated statement of operations.
(f)	The purchase price stipulated in the Subscription Agreements includes $75 million of additional consideration to be paid that is contingent on the results of the USG Boral Joint Venture. This contingent consideration would be paid by us to Boral, if specified targets are achieved by the joint venture, at two future dates.

U.S. GAAP requires the recognition of a liability associated with contingent consideration for an equity method investment if certain criteria are met. For purposes of the unaudited pro forma condensed consolidated balance sheet we have assumed that a payment of $25 million would be eligible for recognition under that guidance while the remaining $50 million would not. There is no impact of the contingent consideration on the unaudited pro forma condensed consolidated statement of operations.

(g)	Earnings from our equity method investee are presented after local corporate tax. We did not provide additional U.S. income taxes on the earnings because we would assert that the earnings are permanently reinvested outside of the United States.
(h)	Diluted earnings per share for continuing operations was calculated using average diluted common shares outstanding for the four quarters ended September 30, 2013 of 110.3 million.
(i)	The adjustment of $25 million to reduce stockholders’ equity reflects the removal of the non-controlling interest of our consolidated Oman joint ventures, which are being contributed as part of the USG Boral Joint Venture transaction.
(j)	Amounts represent the historical balances as of September 30, 2013 and results for the twelve months then ended and establishing our equity interests in the entities being contributed by USG to the USG Boral Joint Venture.